Exhibit 2.2

AMENDMENT NO.1 TO ASSET PURCHASE AND SALE AGREEMENT, dated as of October 29, 2003 (this “Amendment No. 1”), among Expanets, Inc. (the “Company”), NorthWestern Corporation (the “Parent”), NorthWestern Growth Corporation (“NGC”), NorthWestern Capital Corporation (“NCC,” and collectively with the Parent and NGC, each a “Shareholder,” and collectively, the “Shareholders”) and Avaya Inc. (the “Purchaser”).

RECITALS

A.     The Company, the Shareholders and the Purchaser are parties to an Asset Purchase and Sale Agreement, dated as of October 29, 2003 (the “Purchase Agreement”), pursuant to which the Company agreed, and the Shareholders agreed to cause the Company and its Subsidiaries to, sell to the Purchaser, and the Purchaser agreed to purchase from the Company and all of its Subsidiaries, the Purchased Assets.  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

B.      The Company, the Shareholders and the Purchaser now desire to further amend the Purchase Agreement on the terms and subject to the conditions set forth in this Amendment No. 1.

C.      The Company, the Shareholders and the Purchaser are permitted to amend the Purchase Agreement pursuant to the terms of Section 12.03 thereof.

AGREEMENT

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.  Amendments to Purchase Agreement.

(a)  Article I.  The parties hereto hereby agree that the definition of “Cash Amount” set forth in Article I of the Purchase Agreement is amended and restated in its entirety to read as follows:

““Cash Amount” means an amount equal to $152,000,000.00, minus the aggregate dollar amount of the Additional Assumed Liabilities, if any.”

The parties hereto hereby agree that the definition of “Cash Proceeds” set forth in Article I of the Purchase Agreement is amended and restated in its entirety to read as follows:

““Cash Proceeds” means an aggregate amount equal to the sum of (a) the Cash Purchase Price, plus (b) [Intentionally Omitted], plus (c) the aggregate amount of Non-Compete Payments made by the Purchaser to the Company pursuant to Section 9.03(e) of this Agreement (including for this purpose any Non-Compete Payments that would have been paid by the Purchaser to the Company under Section 9.03 (e) of this Agreement but are set-off against by the Purchaser pursuant to Section 11.06 of this Agreement).”

The parties hereto hereby agree that the definition of “Fundamental Representations” set forth in Article I of the Purchase Agreement, and all references thereto in any Sale Document, are deleted in their entirety.

The parties hereto hereby agree that the definition of “Fundamental Representation Indemnification” set forth in Article I of the Purchase Agreement, and all references thereto in any Sale Document, are deleted in their entirety.

The parties hereto hereby agree that the definition of “Purchase Price” set forth in Article I of the Purchase Agreement is amended and restated in its entirety to read as follows:

““Purchase Price” means the sum of (a) the Cash Purchase Price, plus (b) [Intentionally Omitted], plus (c) the sum of all of the Non-Compete Payments.”

The parties hereto hereby agree that the definition of “Purchaser Note” set forth in Article I of the Purchase Agreement, and all references thereto in any Sale Document, including, but not limited to, in the list of Exhibits to the Purchase Agreement, are deleted in their entirety.

The parties hereto hereby agree that the definition of “Sale Documents” set forth in Article I of the Purchase Agreement is amended and restated in its entirety to read as follows:

““Sale Documents” means this Agreement, the Transitional Services Agreement, each other document, agreement and instrument to be executed and delivered by any of the Shareholders, the Company, any of the Company’s Subsidiaries or the Purchaser pursuant to Article IV of this Agreement, and all other documents and instruments by which the Purchased Assets are transferred by the Shareholders, the Company or any of the Company’s Subsidiaries to the Purchaser and the Confidentiality Agreement and the Escrow Agreement.”

The parties hereto hereby agree that the definition of “Target Date” set forth in Article I of the Purchase Agreement is amended and restated in its entirety to read as follows:

““Target Date” means the earlier of November 28, 2003 and the day that is five Business Days after the date that the Purchaser receives early termination of the applicable waiting period under the HSR Act.”

The parties hereto hereby agree that the definition of “Threshold Amount” set forth in Article I of the Purchase Agreement, and all references thereto in any Sale Document, are deleted in their entirety.

(b)  Section 2.04(a). The parties hereto hereby agree that clause (ix) of the definition of “Excluded Liabilities” contained in Section 2.04(a) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(ix)  any Liability (A) of the Company or any of its Subsidiaries which was incurred in violation of any covenant, agreement or condition contained in the Sale Documents, or (B) for breach or violation of any Law on or prior to the Effective Time”

(c)  Section 3.01(b).  The parties hereto hereby agree that Section 3.01(b) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(b)  [Intentionally Omitted]”

(d)  Section 4.02(d).  The parties hereto hereby agree that Section 4.02(d) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(d)  Consideration.  The Company shall have received the Initial Cash Payment Amount  by wire transfer of immediately available funds in accordance with the provisions of Section 3.01 hereof.  The Purchaser shall have delivered the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds in accordance with the provisions of Section 3.01 hereof.”

(e)  Section 4.03(a)(i).  The parties hereto hereby agree that Section 4.03(a)(i) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(i)       All of the representations and warranties of the Company and the Shareholders set forth in the Sale Documents shall be true and correct in all respects, except for such failure to be true and correct which would, individually or in the aggregate, not have a Material Adverse Effect, in  each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.”

(f)  Section 4.03(b).  The parties hereto hereby agree that Section 4.03(b) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(b)      Company Required Consents.  The Purchaser shall have received copies of all of the (i) Company Required Consents and (ii) the Required Permits, except for such Company Required Consents and Required Permits the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect, and all such Company Required Consents and Required Permits shall be in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect as of the Closing Date.  All of the Required Leases shall have been assigned to the Purchaser.  In addition, the applicable waiting period required under the HSR Act and all similar Laws with respect to the Transactions shall have expired or have been terminated early; provided, however, that if the applicable waiting period necessary to comply with the HSR Act and all similar Laws with respect to the Transactions exceeds 30 days from the date of this Agreement, the Company shall have the right to terminate this Agreement.”

(g)  Section 4.03(i).  The parties hereto hereby agree that Section 4.03(i) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(i) [Intentionally Omitted]”

(h)  Section 4.03(m).  The parties hereto hereby agree that Section 4.03(m) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(m)     Material Adverse Effect.  Since September 30, 2003, no fact, circumstance, event or change shall have occurred, or be reasonably likely to occur, which has had, or could reasonably be expected to have, a Material Adverse Effect.”

(i)  Section 8.06(a).  The parties hereto hereby agree that Section 8.06(a) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(a)      Agreement.  The Shareholders, the Company and the Purchaser accept the form, terms and provisions of the Assumption Agreement, the Escrow Agreement, the Transitional Services Agreement, the Bills of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the legal opinions and the Deeds as previously agreed.”

(j)  Section 9.03(e)(ii).  The parties hereto hereby agree that Section 9.03(e)(ii) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(ii)      If for any reason, the Purchaser is required to set-off, refund, reimburse or disgorge to Avaya any payment for which the Purchaser has made a Non-Compete Payment, the Shareholders and the Company shall immediately refund to the Purchaser the Non-Compete Payment made in respect of such set-off, refunded, reimbursed or disgorged payment.  Alternatively, the Purchaser shall have the right to set off such Non-Compete Payment against any other Non-Compete Payment that may be due hereunder, or against any other payment that may be due under any of the Sale Documents.”

(k)  Section 10.03(c).  The parties hereby agree that Section 10.03(c) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(c)  [Intentionally Omitted]”

(l)  Section 11.01(a).  The parties hereby agree that Section 11.01(a) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(a)         Indemnification by the Shareholders and the Company.  Each of the Shareholders and the Company, jointly and severally, will indemnify and defend the Purchaser Indemnified Persons against and hold each Purchaser Indemnified Person harmless from any and all Losses that the Purchaser Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, based upon, in connection with or due to:

(i)  [Intentionally Omitted]

(ii)  the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation (other than the covenants and agreements set forth in Section 10.03(b) which are covered separately in clause (iv) below) of the Shareholders or the Company contained in any Sale Document or in any certificate delivered thereunder;

(iii)  (A) [Intentionally Omitted], (B) any of the information, facts, events, circumstances, issues or other matters set forth on Schedule 5.20 of this Agreement, whether or not referred to as presenting an actual, alleged or contingent liability or violation of Environmental Law, or (C) any Recognized Environmental Condition identified in any Environmental Site Assessment conducted by the Purchaser;

(iv)  (A) [Intentionally Omitted], (B) any nonfulfillment of any covenant, undertaking, agreement or other obligation of the Shareholders or the Company contained in Section 10.03(b), or (C) any Taxes related to (I) the operation of the Business by the Company and its Subsidiaries prior to the Closing, (II) the ownership by the Company and its Subsidiaries of the Assets prior to the Closing, or (III) any distributions, dividends or other payments from the Company or any of its Subsidiaries to any Shareholder, or (IV) the transfer of the Purchased Assets to the Purchaser;

(v)  the Excluded Assets;

(vi)      the Excluded Liabilities, except for the Liabilities referred to in Section 2.04(a)(ix) which are covered by clause (ii) above, including, without limitation, the Company’s or any Shareholder’s failure to pay or discharge the Excluded Liabilities as and when they become due, and including any claim, Action, allegation or threat by any third party that, if upheld or granted, would result in any Purchaser Indemnified Person having any Liability in respect of any Excluded Liability; and

(vii)     the Transfer or Transfers by the Company or any of its Subsidiaries prior to the Effective Time, of any businesses, operations, assets or properties, including, without limitation, Liabilities related to representations, warranties, covenants, agreements and indemnities given by the Shareholders, the Company or any of their Subsidiaries in connection with any such Transfer, or any broker’s, finder’s or similar fees payable in connection with any such Transfers.”

(m)  Section 11.01(b)(i).  The parties hereby agree that Section 11.01(b)(i) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(i)  [Intentionally Omitted]”

(n)   Section 11.03.  The parties hereby agree that Section 11.03 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“Section 11.03.  Survival of Indemnification.  Notwithstanding anything contained herein to the contrary, the representations and warranties of the Shareholders, the Company, the Purchaser or any of their respective Subsidiaries contained in the Sale Documents or in any document delivered pursuant thereto shall not survive the Closing.  The covenants and agreements of the parties contained in the Sale Documents or in any document delivered pursuant thereto and the rights to indemnification under this Agreement with respect thereto will survive the Closing Date and any investigation at any time made by or on behalf of the Purchaser or any other party; provided, however, that the indemnification under Section 11.01(a) and (b) shall expire on the date which is 18 months after the Closing Date, unless prior to such date, an Indemnification Notice has been given; provided; however, that:

(a)  Fundamental Indemnification.  The (i) [Intentionally Omitted] and (ii) the rights to indemnification under Section 11.01(a)(ii), (v), (vi) and (vii), will survive the Closing for a period ending on the fifth anniversary of the Closing Date, and will be effective with respect to any claim made thereunder, notice of which has been given within such period; and

(b)  Tax Indemnification.  The covenants and agreements set forth in Section 10.03(b) and the Tax Indemnification will survive the Closing for a period ending six months after the termination of the statute of limitations (or any extension thereof) on any Law applicable to the matters covered therein, and will be effective with respect to claims made thereunder, notice of which has been given within such period.”

(o)  Section 11.04(a).  The parties hereby agree that the heading of Section 11.04 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“Section 11.04.  Limitation on Liability; Release of Company.”

The parties hereby agree that Section 11.04(a) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(a)  [Intentionally Omitted]”

(p)      Section 11.06.  The parties hereby agree that Section 11.06 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“Section 11.06.  Set-Off.  Each of the parties hereto expressly acknowledges and agrees that in the event that a Purchaser Indemnified Person is entitled to indemnification under Section 11.01(a), the Purchaser will be entitled to set-off the amount of such Losses incurred by such Purchaser Indemnified Person against and retain such amount from any obligations or payments due to any Shareholder or the Company under any Sale Document.”

(q)      Section 11.07(c).  The parties hereby agree that Section 11.07(c) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“(c)  Escrow Amount.  (i) The term “Escrow Amount” means an amount in cash equal to the sum of (A) $976,000.00 (the “General Escrow Amount”), plus (B) the Specified Liability Escrow Amount (as defined below).”

(r)  Table of Contents.  The parties hereto hereby agree that words “Exhibits,” “Exhibit 3.01” and “Form of Purchaser Note” are hereby deleted from the Table of Contents of the Purchase Agreement.

2.  Ratification and Confirmation of the Purchase Agreement; No Other Changes.  Except as modified by this Amendment No. 1, the Purchase Agreement is hereby ratified and confirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provisions of the Purchase Agreement, other than as contemplated herein.

3.  Effectiveness.  Notwithstanding the date on which the parties actually execute and deliver this Amendment No. 1, the parties hereto agree that this Amendment No. 1 shall be effective as of immediately prior to the close of business on October 29, 2003.

4.  Governing Law.  This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

5.  Counterparts.  This Amendment No. 1 may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

6.  Severability.  If any term or other provision of this Amendment No. 1 is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment No. 1 will nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Amendment No. 1 so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.  Notices.  All notices, requests, demands and other communications to any party given under this Amendment No. 1 shall be in writing and delivered personally by telecopier (with confirmation received) to the parties at the telecopy number specified for such parties in the Agreement (or at such other telecopy number as may be specified by a party in writing given at least five Business Days prior thereto).  All notices, requests, demands and other communications will be deemed delivered when actually received.

7

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

EXPANETS, INC.

By:	/s/ William Austin
Name: William Austin
Title:

NORTHWESTERN CORPORATION

By:	/s/ William Austin
Name: William Austin
Title:

NORTHWESTERN GROWTH CORPORATION

By:	/s/ Eric Jacobsen
Name:
Title:

NORTHWESTERN CAPITAL CORPORATION

By:	/s/ Eric Jacobsen
Name:
Title:

AVAYA INC.

By:	/s/ Garry K. McGuire
Name: Garry K. McGuire
Title: Chief Financial Officer